Exhibit 10.13(a)

FIRST AMENDMENT TO THE

SKYWEST, INC.

2006 LONG-TERM INCENTIVE PLAN

        THIS FIRST AMENDMENT TO THE SKYWEST, INC. 2006 LONG-TERM INCENTIVE PLAN (this "Amendment") is made and adopted this 1st day of May, 2007, by SkyWest, Inc.

        WHEREAS, SkyWest, Inc. (the "Company") maintains the SkyWest, Inc. 2006 Long-Term Incentive Plan (the "Plan") for the benefit of its employees and the employees of its participating subsidiaries; and

        WHEREAS, it is necessary and desirable to amend the Plan to clarify the definition of "Fair Market Value" at which the exercise price of options may be set and to require that in the event of a stock dividend, stock split, or reverse stock split, the number of shares reserved for issuance under the Plan and all outstanding awards under the Plan be proportionately adjusted to reflect the effect of such event; and

        WHEREAS, the Company, acting through its Board of Directors (the "Board"), has reserved the right to amend the Plan at any time and from time to time; and

        WHEREAS, the Board has approved and adopted this Amendment.

        NOW, THEREFORE, the Plan is hereby amended as follows:

          1.     The second sentence of Section 2.11 of the Plan is amended effective May 2, 2006 to read as follows:

    "The Fair Market Value of Shares as of any date shall be the closing trading price of the Shares as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the closing Share price was reported), or, if the Company is not then listed on the NASDAQ Stock Market, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the NASDAQ Stock Market or any other securities exchange, the Fair Market Value of the Shares shall be determined by the Committee in its sole discretion using appropriate criteria."

          2.     Section 12.2 of the Plan is amended effective May 1, 2007 to read as follows:

    "12.2. Adjustments.    If the outstanding Shares or other securities of the Company subject to Awards shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, extraordinary dividend of cash or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123(R)) affecting the Shares or such securities , the Committee shall equitably adjust the number and kind of Shares or other securities issuable under the Plan, the Limitations, the remaining maximum number of Shares or other securities that may be issued as "incentive stock options" under the Plan, and the number of Shares or other securities underlying, and exercise price of, all outstanding Awards so as to maintain the proportionate number of Shares or other securities subject to such outstanding Awards without changing the aggregate exercise or settlement price of such Awards, if any. No right to acquire a fractional share shall result, however, from any adjustment of Options or Stock Appreciation Rights. In the case of any such adjustment, the number of shares subject to Options or Stock Appreciation Rights shall be rounded down to the nearest whole share. In applying any Limitation adjusted hereunder, Shares and Awards issued prior to the adjustment shall count against the adjusted Limitation on a post-split adjusted basis."

        Except as provided above, the originals terms of the Plan are hereby ratified and confirmed in all respects.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date first above written.

SKYWEST, INC.

By:	/s/ BRADFORD R. RICH
Name:	Bradford R. Rich
Title:	Chief Financial Officer